Exhibit 99.1

Opexa Therapeutics Appoints Neil K. Warma President and CEO

THE WOODLANDS, Texas--(BUSINESS WIRE)--Opexa Therapeutics, Inc. (Nasdaq:OPXA) has appointed Neil K. Warma, a global healthcare executive, as president and chief executive officer effective June 16, 2008. Mr. Warma will also be a director nominee to the Company’s board of directors at the next annual shareholders’ meeting.

Mr. Warma brings more than 15 years of international industry experience to Opexa having worked in both large and emerging pharmaceutical companies in the U.S., Europe and Canada. Most recently, he was president and CEO of Canadian-based Viron Therapeutics Inc. (Viron), a privately-held clinical stage biopharmaceutical company developing a novel class of protein therapeutics targeting human inflammatory disorders. While at Viron, Mr. Warma repositioned the company to be a leading force in the development of viral proteins and successfully oversaw the launch of the company’s first Phase II clinical study in cardiovascular disease. In addition, Mr. Warma led the effort to raise a Series A financing in excess of $20M, with investments from U.S., European and Canadian investors.

For eight years, commencing in 1992, Mr. Warma held senior positions of increasing responsibility at Novartis Pharmaceuticals (previously Ciba-Geigy Ltd.) at its corporate headquarters in Basel, Switzerland. While at Novartis he was appointed the Head of International Pharma Policy & Advocacy where he worked closely with all affiliates around the world on numerous issues related to drug development. In addition, Mr. Warma took on a senior management role within global marketing where he worked on the international launch of a potential blockbuster gastrointestinal product.

In 2000, Mr. Warma left Novartis to co-found MedExact S.A., an Internet company providing clinical information and services to physicians and pharmaceutical companies. The company grew to have offices in New York, Paris and Toronto, and as president, Mr. Warma was involved in the global strategic management of the company and was directly responsible for establishing and managing all operations in the U.S., including nurturing relationships with the U.S. Food and Drug Administration, and eventually positioning the company for sale in 2003 to a large publicly-traded company in France.

Scott B. Seaman, chairman of the Company’s nomination committee, stated, "We are very fortunate to attract a person of Neil’s capabilities in all aspects of corporate development and strategic management. We are confident Opexa and its shareholders will benefit from his strong leadership and overall understanding of such key components – patient, physician, research, and regulatory – that go into building a successful biotechnology company."

Mr. Warma commented, “I am excited to be joining such a talented team at Opexa, especially at this stage of the Company’s commercial and clinical development. I am looking forward to the opportunity to help build an increasingly successful organization as it completes its Phase IIb clinical trial in Tovaxin® for multiple sclerosis and advances its pipeline."

David McWilliams, the former CEO, will continue to serve on the board of directors and in a consulting capacity during the transition. Mr. McWilliams has served as President, CEO and a director since joining the company in 2004. Mr. McWilliams stated, "It has been a gratifying experience to participate with a group of dedicated people in advancing the development of Opexa’s exciting cellular therapy candidates." Mr. Seaman added, "We also want to thank David for his persevering leadership through the early stages of the company’s development. We wish him well in his retirement and look forward to his continuing guidance on the Board of Directors."

Mr. Warma obtained an honors degree specializing in Neuroscience from the University of Toronto and an International M.B.A. from the Schulich School of Management at York University in Toronto.

About Opexa Therapeutics

Opexa Therapeutics develops and commercializes cell therapies to treat autoimmune diseases such as MS, rheumatoid arthritis, and diabetes. The Company is focused on autologous cellular therapy applications of its proprietary T-cell and stem cell therapies. The Company's lead product, Tovaxin, a T-cell therapy for multiple sclerosis is in Phase IIb trials. The Company holds the exclusive worldwide license for adult multipotent stem cells derived from mononuclear cells of peripheral blood. The technology allows large quantities of monocyte derived stem cells to be produced efficiently for use in autologous therapy, thus circumventing the threat of rejection. The Company is in preclinical development for diabetes mellitus. For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements," including statements about Opexa Therapeutics' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Opexa Therapeutics' ability to obtain additional funding, develop its stem cell technologies, obtain FDA approval for its therapeutic products, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause Opexa Therapeutics' actual results to be materially different from any future results expressed or implied by such forward-looking statements. Opexa Therapeutics undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Opexa Therapeutics, Inc., The Woodlands
Lynne Hohlfeld, 281-719-3421
lhohlfeld@opexatherapeutics.com